                                                                  Exhibit (d)(3)
                             BROOKS AUTOMATION, INC.

                       1998 EMPLOYEE EQUITY INCENTIVE PLAN

                     (As amended through February 26, 2003)

SECTION 1. NAME AND PURPOSE

         This plan shall be known as the Brooks Automation, Inc. 1998 Employee Equity Incentive Plan (the "Plan"). The purpose of the Plan is to attract and retain employees and provide an incentive for them to assist Brooks Automation, Inc. (the "Company") to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

SECTION 2. DEFINITIONS

         (a) "Award" means any Option awarded under the Plan.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (d) "Committee" means (i) the Stock Option Committee of the Board, and
(ii) a committee of not less than three members of the Board appointed by the Board to administer the Plan, and (iii) a committee of not less than one member of the Board appointed by the Board, with respect to the award of Options under the Plan to any single Participant to purchase not more than an aggregate of 15,000 shares of Common Stock during any single fiscal year.

         (e) "Common Stock" or "Stock" means the Common Stock, par value $.01 per share, of the Company.

         (f) "Company" means Brooks Automation, Inc. and any business entity in which Brooks Automation, Inc. owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

         (g) "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

         (h) "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Board in good faith or in the manner established by the Board from time to time.

         (i) "Nonqualified Stock Option" means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is not intended to comply as an incentive stock option under Section 422 of the Code or any successor provision.

         (j) "Option" means a Nonqualified Stock Option.

         (k) "Participant" means a person eligible pursuant to Section 4 hereof and selected by the Board to receive an Award under the Plan.

SECTION 3. ADMINISTRATION

         The Plan shall be administered by the Committee. The Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Board's decisions shall be final and binding. To the extent permitted by applicable law, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the Plan with respect thereto.

SECTION 4. ELIGIBILITY

         All employees of the Company and any other persons (including contractors, consultants, service providers or others) who are in a position to contribute to the long term success and growth of the Company are eligible to be Participants in the Plan, except that officers and directors of the Company shall not be eligible to be Participants.

SECTION 5. STOCK AVAILABLE FOR AWARDS

         (a) Subject to adjustment under subsection (b), Awards may be made under the Plan of Options to acquire not in excess of 4,825,000 shares of Common Stock. Subject to subsection (c), if any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall cease to be available for award again under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

         (b) In the event that the Board determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board, shall equitably adjust any or all of
(i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and
(iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Board may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

         (c) Notwithstanding the second sentence of subsection (a) hereof, shares subject to Award under this Plan which are surrendered in response to the Company's March 2003 offer to exchange outstanding options for a promise to grant new options at a later date (the "Option Exchange Program") shall again be available for award under the Plan to the extent necessary to permit the issuance of Awards under this Plan to replace options granted under this Plan and other stock option or equity benefit plans eligible for participation in such Option Exchange Program and surrendered by the holders thereof as part of such Option Exchange Program; provided, however, that such action shall not result in a net increase in the total number of shares of Common Stock remaining available for future Awards under the Plan and grants or awards under the Brooks Automation, Inc. 2000 Combination Stock Option Plan after completion of the Option Exchange Program. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan.

SECTION 6. STOCK OPTIONS

         (a) Subject to the provisions of the Plan, the Board may award Nonqualified Stock Options and determine the number of shares to be covered by each Option, the Option Price therefor and the conditions and limitations applicable to the exercise of the Option.

         (b) The Board shall establish the Option Price at the time each Option is awarded; provided, however, that the Option Price shall not be less than the Fair Market Value of the Stock on the date of the grant of the Option.

         (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award or thereafter. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

         (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Board at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionholder, including Restricted Stock, valued at their Fair Market Value on the date of delivery, by the reduction of the shares of Common Stock that the optionholder would be entitled to receive upon exercise of the Option, such shares to be valued at their Fair Market Value on the date of exercise, less their Option Price (a so-called "cashless exercise"), or such other lawful consideration as the Board may determine. In addition, an optionholder may engage in a successive exchange (or series of exchanges) in which the shares of Common Stock that such optionholder is entitled to receive upon the exercise of an Option may be simultaneously utilized as payment for the exercise of an additional Option or Options.

         (e) The Board may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

SECTION 7. GENERAL PROVISIONS APPLICABLE TO AWARDS

         (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

         (b) Board Discretion. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter. Without limiting the foregoing, an Award may be made by the Board, in its discretion, to any 401(k), savings, pension, profit sharing or other similar plan of the Company in lieu of or in addition to any cash or other property contributed or to be contributed to such plan.

         (c) Settlement. The Board shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Board may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

         (d) Termination of Employment. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

         (e) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise of the Award had the Award been currently exercisable, (iii) adjust the terms of the Award in a manner determined by the Board to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or
(v) make such other provision as the Board may consider equitable and in the best interests of the Company.

         (f) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Board's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market

Value on the date of delivery. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

         (g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION 8. MISCELLANEOUS

         (a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

         (b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

         (c) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

         (d) Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

         (e) Amendment. The Board may at any time or from time to time suspend, terminate or amend in any respect the terms of this Plan in whole or in part; provided, however, that neither the Board nor the Committee may affect the rights of a Participant in a manner contrary to Section 7(g) hereof.

Date of Approval by Board of Directors: April 24, 1998; October 2, 1998; March 31, 1999; July 6, 1999; October 1, 1999; January 6, 2000; May 1, 2000; May 31,
2000, August 22, 2000, January 2, 2001, February 21, 2001, August 28, 2001,
October 1, 2001, April 8, 2002, May 20, 2002, September 13, 2002, and February 26, 2003.

                                      -6-